UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2018

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On November 26, 2018, Amarin Corporation plc (the “Company,” “we,” “us” and “our”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Cantor Fitzgerald & Co. (the “Underwriters”), pursuant to which the Company (i) agreed to issue and sell 11,111,112 American Depositary Shares (“ADSs”) to the Underwriters at a price of $17.575 per share, which price includes what might be deemed an underwriting fee, and (ii) granted the Underwriters an option for 30 days to purchase up to an additional 1,666,666 ADSs that may be sold upon the exercise of such option by the Underwriters at the same share price, with each ADS representing one of the Company’s ordinary shares, par value £0.50 per share, in an underwritten public offering pursuant to a Registration Statement on Form S-3ASR (File No. 333-216385) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “Offering”).

The Company estimates that the net proceeds from the sale of the 11,111,112 ADSs in the Offering will be approximately $194.9 million, or approximately $224.2 million if the Underwriters exercise in full their option to purchase 1,666,666 additional ASDs, after deducting the estimated offering expenses payable by the Company. The Offering closed on November 29, 2018. The Company currently intends to use the net proceeds from the Offering (1) to support the ongoing commercialization of Vascepa following REDUCE-IT results, including (i) seeking regulatory approval to expand the approved label for Vascepa based on the cardioprotective effect of Vascepa demonstrated in the REDUCE-IT study, beginning with submission of an sNDA to the FDA in early 2019, (ii) expansion of its sales force, and (iii) support of expanded commercial operations; (2) to increase commercial supply of Vascepa from third-party drug product suppliers; and (3) for general corporate purposes.

In the Underwriting Agreement, the Company makes customary representations, warranties and covenants and also agrees to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities. The Underwriting Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing is only a brief description of the material terms of the Underwriting Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the ADSs in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events

On November 26, 2018, the Company issued a press release announcing the commencement of the Offering. A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

On November 26, 2018, the Company issued a press release announcing that it had priced the Offering. A copy of this press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 26, 2018

5.1	Opinion of K&L Gates LLP

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1)

99.1	Press Release, dated November 26, 2018

99.2	Press Release, dated November 26, 2018

*        *        *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2018	AMARIN CORPORATION PLC

	By:	/s/ John Thero
John Thero
President and Chief Executive Officer